Law Office

Stradley Ronon Stevens & Young, LLP

2000 K Street, N.W.
Suite 700
Washington, DC 20006
(202) 822-9611

September 11, 2019
Global X Funds
600 Lexington Avenue, 20th Floor
New York, New York 10022
Ladies and Gentlemen:
We have acted as counsel to Global X Funds, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 584 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 333-151713 and 811-22209) (the “Registration Statement”), to be filed with the U. S. Securities and Exchange Commission (the “Commission”) on or about September 11, 2019, registering an unlimited number of shares of beneficial interest (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), of Global X Video Games & Esports ETF (the “Fund”), a series of the Trust.
This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).
For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Post-Effective Amendment;

(ii)	the exemptive order applicable to the Trust issued by the Commission under the Investment Company Act permitting the Trust to operate as an exchange-traded fund (the “Exemptive Order”);

(iii)	the Declaration of Trust and By-Laws of the Trust in effect on the date of this opinion letter; and

(iv)
the resolutions adopted by the Trustees of the Trust relating to the Post-Effective Amendment, the establishment and designation of the Fund and the Shares, and the authorization for issuance and sale of the Shares.

We also have examined and relied upon certificates of public officials. As to certain matters of fact that are material to our opinions, we have examined the minutes of the meetings of the Board of Trustees of the Trust. We have not independently established any of the facts on which we have so relied.
For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have also assumed compliance by the applicants with each of the conditions contained in the application for the Exemptive Order. We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the State of Delaware and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post-Effective Amendment and the Prospectus, will be validly issued, and (2) purchasers of the Shares will have no obligation to make further payments for their purchase of the Shares or contributions to the Trust or its creditors solely by reason of their ownership of the Shares.
This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Stradley Ronon Stevens & Young, LLP

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